Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

PRESS RELEASE

Avnet, Inc. Board of Directors Initiates Quarterly Cash Dividend

Phoenix, August 12, 2013 - Avnet, Inc. (NYSE:AVT) today announced that its Board of Directors has approved the initiation of a quarterly cash dividend. An initial quarterly cash dividend of $0.15 per common share will be paid on September 20, 2013 to shareholders of record as of the close of business on September 10, 2013.

Rick Hamada, Avnet Chief Executive Officer, commented, “Given our confidence in and commitment to long-term shareholder value creation, we believe now is an appropriate time to incorporate a more consistent element of returning capital to shareholders in the form of a dividend. Our focus on value-based management and success in growing the Company has resulted in a cash flow from operations profile which, when combined with our strong balance sheet, provides us the financial flexibility to prioritize this commitment into our longer-term capital allocation strategy. Going forward, we will maintain our disciplined approach to profitable growth that continues to emphasize organic growth, value-creating acquisitions and share repurchases when appropriate.”

The Board of Directors anticipates declaring this dividend in future quarters on a regular basis; however, future declarations of dividends are subject to Board approval and may be adjusted as business needs or market conditions change.

Forward Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances.

About Avnet

Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 29, 2013, Avnet generated revenue of $25.5 billion. For more information, visit www.avnet.com. (AVT_IR)

Investor Relations Contact:

Avnet, Inc.

Vincent Keenan

Investor Relations

(480) 643-7053

investorrelations@avnet.com